NXP Accelerates the Transformation to Software-Defined Vehicles (SDV) with Agreement to Acquire TTTech Auto

•NXP strengthens its automotive business with a leading software solution provider specialized in the systems, safety and security required for SDVs
•TTTech Auto complements and accelerates the NXP CoreRide platform, enabling automakers to reduce complexity, maximize system performance and shorten time to market
•The acquisition is the next milestone in NXP’s strategy to be the leader in intelligent edge systems in automotive and Industrial IoT

EINDHOVEN, The Netherlands, January 7, 2025 - NXP Semiconductors N.V. (NASDAQ: NXPI), the worldwide leader in automotive processing and networking, announced today that it has entered into a definitive agreement to acquire TTTech Auto in an all-cash transaction valued at $625 million.

TTTech Auto, based in Vienna, Austria, is a leader in innovating unique safety-critical systems and middleware for software-defined vehicles (SDVs). TTTech Auto has established business relationships with many leading automotive OEMs, empowering them to focus on the driving experience while its solutions optimize performance, safety, integration, and software updates.

Pending regulatory approvals, TTTech Auto including its management team, intellectual property, assets, and approximately 1,100 engineering staff will join NXPs automotive team. As part of NXP, TTTech Auto will continue to serve existing customers and expand its global footprint under the NXP brand.

The transformation to software-defined vehicles
The automotive industry is undergoing a profound transformation, shifting from conventional hardware-based designs to platform-based SDVs with increasingly sophisticated, interconnected hardware and software systems. This transformation enables feature upgradeability, data-driven services, and native cloud development. The SDV market will expand to 45% penetration of global auto production in 2027, reflecting a 48% CAGR between 2024 and 20271.

To compete successfully, global automakers need new SDV platforms and architectures capable of safely and securely handling the increasing complexity of software integration, bringing scalability and fast time to market.

NXP introduced its NXP CoreRide platform in March, 2024 to strategically address this significant market opportunity and help the automakers swiftly transition to SDVs. The NXP CoreRide platform features NXP’s S32 vehicle compute, networking, and system power management. NXP CoreRide is the industry’s first open SDV platform purpose-built to break through hardware and software integration barriers and simplify complexity, scalability, and cost. TTTech Auto augments NXP’s hardware proficiency with added software expertise, delivering a uniquely capable platform from which automakers can build SDVs.

1 S&P Mar'24 "automotive-ecu-market-database" (Cross Domain VDC + ZC)

NXP CoreRide platform and TTTech MotionWise – A Powerful Combination
TTTech Auto joined the community of NXP CoreRide software partners when NXP launched its innovative SDV platform in March, 2024. NXP’s inclusion of TTTech Auto’s safety and integration capabilities will enable even stronger hardware/software integration benefits for the global ecosystem of NXP CoreRide partners, further streamlining SDV development efforts for automakers.

TTTech Auto’s MotionWise middleware platform has a proven industry track record and features automated software deployment in automotive high-performance compute platforms. Its middleware is designed to dependably manage the interconnected systems in SDVs, prioritizing safety-critical functions while ensuring seamless integration and adaptability. MotionWise also lets automakers efficiently scale software across car models, streamline safety integration, and easily move or add safety-critical features; all while maintaining a robust safety backbone through a safety-by-design approach.

“This acquisition combines NXP’s automotive portfolio with a leading global player in safety software solutions,” said Jens Hinrichsen, executive vice president and general manager of analog & automotive embedded systems at NXP. “The inclusion of TTTech Auto’s software into the NXP CoreRide solution further strengthens NXP’s automotive value proposition and accelerates the automotive industry’s transformation to software-defined vehicles. NXP CoreRide enables automakers to deploy their best-in-class, differentiated vehicle platforms more efficiently, faster, and safely. Our acquisition of TTTech Auto is the next big step in NXP’s journey to become the leading provider of intelligent edge systems in automotive and Industrial IoT.”

“The emergence of intricately connected and adaptive frameworks in SDVs highlights the need for middleware to tackle challenges in integration, safety and scalability,” said Dirk Linzmeier, chief executive officer of TTTech Auto. “NXP and TTTech Auto both clearly recognize this need and share the same vision for SDV transformation. Together, MotionWise and NXP CoreRide empowers automakers with a robust SDV foundation, ensuring seamless coordination of diverse systems that help automakers deliver innovative features while maintaining reliability and safety at scale.” Stefan Poledna, chief technology officer and co-founder of TTTech Auto added, “I could not be more excited for our team to join NXP. Together, we are perfectly situated to engage with OEM and Tier one players throughout their system design process.”

For more information on NXP’s automotive solutions, visit nxp.com/automotive.

Forward Looking Statements
This document includes forward-looking statements which include statements regarding NXP’s acquisition of TTTech Auto, as well as any other statements which are not historical facts. By their nature, forward-looking statements are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements. Except for any ongoing obligation to disclose material information as required by the United States federal securities laws, NXP does not have any intention or obligation to publicly update or revise any forward-looking statements after NXP distributes this document, whether to reflect any future events or circumstances or otherwise. For a discussion of potential risks and uncertainties, please refer to the risk factors and other cautionary statements included in NXP’s SEC filings. Copies of NXP’s SEC filings are available on NXP’s Investor Relation website, https://investors.nxp.com or from the SEC website, www.sec.gov.

###

About NXP Semiconductors
NXP Semiconductors N.V. (NASDAQ: NXPI) is the trusted partner for innovative solutions in the automotive, industrial & IoT, mobile, and communications infrastructure markets. NXP's "Brighter Together" approach combines leading-edge technology with pioneering people to develop system solutions that make the connected world better, safer, and more secure. The company has operations in more than 30 countries and posted revenue of $13.28 billion in 2023. Find out more at www.nxp.com.

NXP and the NXP logo are trademarks of NXP B.V. All other product or service names are the property of their respective owners. All rights reserved. © 2025 NXP B.V

For more information, please contact:

Americas and Europe	Greater China / Asia
Andrea Lempart	Ming Yue
Tel: +49 175 610 695 1	Tel: +86 21 2205 2690
Email: andrea.lempart@nxp.com	Email: ming.yue@nxp.com

NXP-Corp
NXP-Auto